United States
Securities And Exchange Commission

Washington, D.C. 20549

_________________

FORM 8—K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  December 22, 2006

UNIVERSAL GUARDIAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24755 (Commission File Number)	33-0379106 (I.R.S. Employer Identification No.)

4695 MacArthur Court
Suite 300
Newport Beach, California 92660
(949) 861-8295
 (Address of principal executive offices) (Zip Code)
(Registrant's telephone number, including area code:)

N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Universal Guardian Holdings, Inc. (“we”, “our company” or “Universal Holdings”) files this report on Form 8-K to report the following transactions or events:

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 22, 2006, Universal Holdings terminated the services of Mr. Randall Jones as its Chief Financial Officer, and on December 27, 2006, the company engaged the services of Mr. Kevin C. Pickard to act as Chief Financial Officer on an interim contract basis until a new Chief Financial Officer is appointed.   Under this arrangement, Mr. Pickard will be engaged by Universal Holdings on a non-exclusive basis to prepare its financial statements and to perform related accounting services for the company.  Mr. Pickard has been providing accounting services for Universal Holdings for the last four years.  Mr. Pickard is a CPA with over 19 years of experience.  Most recently, since 1998, Mr. Pickard has been the principal of Pickard & Green CPAs, P.C. (formerly known as Pickard & Company, CPA’s, P.C.), an accounting firm that specializes in providing SEC accounting and other management consulting services for small to medium sized companies, including preparing required SEC filings for public companies, due diligence on potential acquisitions, preparing projections and business plans, assisting with restructuring of companies, and positioning companies for initial public offerings.  Prior to that, from 1996 to 1998 he was a Partner with Singer Lewak Greenbaum & Goldstein, LLP, where is co-managed the firm’s securities practice group.  He also spent over nine years with Coopers & Lybrand, L.L.P. (currently PricewaterhouseCoopers, LLP), where he focused on the auditing companies in the insurance, high-tech and manufacturing industries.  Mr. Pickard holds a Bachelors of Science and Masters degrees in Accounting from Brigham Young University.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Newport Beach, California, this 29th day of December, 2006.

UNIVERSAL GUARDIAN HOLDINGS, INC., a Delaware corporation
By:	/s/ Michael J. Skellern
Michael J. Skellern President and Chief Executive Officer (principal executive officer)